Exhibit 10.1

EQUITY CONTRIBUTION AGREEMENT

Dated as of November 12, 2004

between

Columbia Gas Transmission Corporation and Piedmont Natural Gas Company, Inc.

TABLE OF CONTENTS

EQUITY CONTRIBUTION AGREEMENT

EQUITY CONTRIBUTION AGREEMENT (“Agreement”) dated as of November 12, 2004 made between COLUMBIA GAS TRANSMISSION CORPORATION, a Delaware corporation (“TCO”), and PIEDMONT NATURAL GAS COMPANY, INC., a North Carolina Corporation (“PNG”).

RECITALS

WHEREAS, TCO and PNG each have a subsidiary that is a member of Hardy Storage Company, LLC, a West Virginia limited liability company (“Hardy Storage”), to be operated pursuant to the Operating Agreement of Hardy Storage dated November 12, 2004 (“LLC Agreement”); and

WHEREAS, each member of Hardy Storage is obligated under the LLC Agreement to make certain capital contributions to Hardy Storage; and

WHEREAS, TCO’s subsidiary intends to obtain the capital necessary from time to time to fund its equity contribution to Hardy Storage from TCO, and Piedmont’s subsidiary intends to obtain the capital necessary from time to time to fund its equity contribution to Hardy Storage from PNG; and

WHEREAS, TCO and PNG have each agreed to execute this Agreement to evidence its commitment to provide funds to the member of Hardy Storage sponsored by it in an amount sufficient to permit such member to fulfill its capital contribution obligations to Hardy Storage.

NOW, THEREFORE, in consideration of the foregoing, TCO and PNG agree as follows:

Section 1. Definitions. The definitions used in the LLC Agreement shall, except as otherwise specifically provided below, have the same meanings in this Agreement. As used herein, the following terms shall have the following meanings:

“Columbia Member” means Columbia Hardy, its successors and any assigns under Section 3.2.2 of the LLC Agreement.

“LLC Agreement” is defined in the Recitals.

“Piedmont Member” means Piedmont Hardy, its successors and any assigns under Section 3.2.2 of the LLC Agreement.

“Sponsor” means TCO for Columbia Hardy and PNG for Piedmont Hardy and if plural applies to both TCO and PNG.

Section 2. Representations and Warranties. Each Sponsor severally represents and warrants as follows:

(a) It is a corporation duly incorporated and validly existing under the laws of the jurisdiction indicated at the beginning of this Agreement and has all requisite corporate power and authority to conduct its business, to own its properties, and to execute and deliver, and to perform all of its obligations under this Agreement.

(b) This Agreement constitutes its legal, valid, and binding obligations enforceable against it in accordance with the terms hereof, except insofar as the enforcement thereof may be limited by applicable bankruptcy, insolvency, or other similar laws relating to or affecting the enforcement of creditors’ rights generally and except that the enforceability of obligations hereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution, delivery, and performance by it of this Agreement has been duly authorized by all necessary corporate action and does not (i) require any consent or approval of its stockholders (except such consents and approvals as have been obtained and are in full force and effect); (ii) violate any provision of its charter or by-laws or other similar governing documents; (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to it or (iv) result in a breach of or constitute a default under any indenture, loan, or credit agreement or any other material agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected which, in the case of clauses (iii) and (iv) would reasonably be expected to have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.

(d) All Authorizations required for the due execution, delivery, and performance by it of this Agreement have been duly obtained or effected.

(e) It directly or indirectly owns 100% of the voting common stock of the Member sponsored by it.

Section 3. Equity Contributions.

3.1. Equity Contributions by Sponsors. TCO agrees (a) to make equity contributions or otherwise to make capital available to the Columbia Member in an amount sufficient to enable the Columbia Member to fulfill its capital contribution obligations under the LLC Agreement, including Section 5 thereof, and (b) to cause the Columbia Member to use such capital so contributed or otherwise made available by TCO to make the contributions required of the Columbia Member under the LLC Agreement. PNG agrees (a) to make equity contributions or otherwise to make capital available to the Piedmont Member in an amount sufficient to enable the Piedmont Member to fulfill its capital contribution obligations under the LLC Agreement, including Section 5 thereof, and (b) to cause the Piedmont Member to use such capital so contributed or otherwise made available by PNG to make the contributions required of the Piedmont Member under the LLC Agreement.

3.2. Payments Generally. All payments by a Sponsor under Section 3.1 shall be payable to the Member sponsored by such Sponsor. The Sponsor shall cause the Member sponsored by it to forward all such payments to Hardy Storage by wire transfer of immediately available funds on or before the date such payments are due from such Member under the LLC Agreement. Whenever any equity contributions shall be stated to be due on a day which is not a business day, the due date thereof shall be extended to the next succeeding business day. Amounts due hereunder and not paid when due shall bear interest at a rate per annum equal to the Default Rate. In no event shall the amount of interest payable hereunder exceed the maximum amount of interest permitted by applicable law.

3.3. No Set Off, Etc. The obligations of each Sponsor under this Section 3 shall be absolute and unconditional under any and all circumstances, including without limitation, the existence of any indebtedness owing by Hardy Storage to the Columbia Member, the Piedmont Member or to either of the Sponsors or of any set-off, counterclaim, recoupment, defense, or other right or claim which the Columbia Member, the Piedmont Member or either of the Sponsors may have against Hardy Storage or any other Person; the dissolution, bankruptcy, insolvency, or reorganization of Hardy Storage or any other Person; or any case, suit, or proceeding under any bankruptcy or insolvency law or any other law providing for the relief of debtors or any other circumstances whatsoever which might otherwise constitute an excuse for non-performance of the obligations of any Sponsor under this Section 3, whether similar or dissimilar to any of the circumstances herein specified.

Section 4. Amendments; Etc. This Agreement may be amended or modified from time to time only by a written instrument adopted by each Sponsor. No amendment or modification of this Agreement shall be deemed to exist as the result of any oral statement, action, waiver or delay by a Sponsor or any group of Sponsors on any occasion(s).

Section 5. Notices. All demands, notices, and other communications provided for hereunder shall be in writing and sent by mail, facsimile, telecopier, or hand delivery to any Sponsor at its address designated below, or to such other address as is specified in accordance with this Section:

If to TCO:

Columbia Gas Transmission Corporation
Post Office Box 1273
Charleston, West Virginia 25325-1273

Attention: Carl Levander

If to PNG:

Piedmont Natural Gas Company, Inc.
1915 Rexford Road
Charlotte, North Carolina 28211

Attn: Kevin O’Hara

All such demands, notices, and other communications shall be effective if mailed, five days after deposited in the mails, postage prepaid; if delivered by hand or by an air express service or other courier, upon receipt; and if delivered by facsimile or telecopier, upon receipt of an acknowledgment of receipt in writing, in each case addressed as aforesaid.

Section 6. No Waiver; Remedies.

(a) No failure on the part of any Sponsor to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(b) Upon any failure by a Sponsor to comply with its obligations hereunder, any other Sponsor shall be authorized to demand specific performance of such obligations. Each Sponsor hereby waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance in any action brought therefor by any such party.

(c) Each Sponsor hereby waives presentment, demand, protest, or any notice (to the extent permitted by law) of any kind in connection with this Agreement.

Section 7. Assignment; Transfer. No Sponsor may assign or be released from its obligations hereunder without the prior written consent of the other Sponsor, such consent not to be unreasonably withheld. No such assignment shall be effective unless and until the assignee Affiliate expressly assumes all of the assigning Sponsor’s obligations hereunder. The assigning Sponsor shall provide a copy of such assumption agreement to the other Sponsor. Upon an assignment to any such Affiliate, the assigning Sponsor shall thereupon be released of all obligations hereunder.

Section 8. Expenses. If a Sponsor shall default in any of its obligations hereunder, such Sponsor shall pay the reasonable out-of-pocket costs of the other Sponsor (including reasonable fees and expenses of outside legal counsel) incurred in connection with the enforcement of this Agreement against it.

Section 9. Limitation of Sponsors’ Liability. Notwithstanding anything to the contrary contained herein, in no event shall TCO’s liability hereunder exceed (a) $1,300,000 for the period covered by the Phase I Capital Budget, (b) the amount determined by multiplying the Phase II Capital Budget by the Columbia Member’s Sharing Ratio for the period covered by the Phase II Capital Budget, and (c) the amount determined by multiplying the Phase III Capital Budget by the Columbia Member’s Sharing Ratio for the period covered by the Phase III Capital Budget, in each case plus, in the case of default, the expenses (not to exceed $250,000) of collecting such amounts due pursuant to Section 8. Notwithstanding anything to the contrary contained herein, in no event shall PNG’s liability hereunder exceed (a) $1,300,000 for the period covered by the Phase I Capital Budget, (b) the amount determined by multiplying the Phase II Capital Budget by the Piedmont Member’s Sharing Ratio for the period covered by the Phase II Capital Budget, and (c) the amount determined by multiplying the Phase III Capital Budget by the Piedmont Member’s Sharing Ratio for the period covered by the Phase III Capital Budget, in each case plus, in the case of default, the expenses (not to exceed $250,000) of collecting such amounts due pursuant to Section 8.

Section 10. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NORTH CAROLINA, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

Section 11. No Third Party Beneficiaries. Except as set forth herein, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract.

Section 12. Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 13. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 14. Applicability to Corporate Entity. In the event the Members elect to form a corporate entity under Section 4.1.1(ii) of the LLC Agreement, each of the Parties hereto agree to execute a substitute Equity Contribution Agreement that requires each Sponsor to make equity contributions required under this Agreement with respect of its sponsored Member to the corporate entity with respect to its sponsored Stockholder as required by the Stockholders’ Agreement attached to the LLC Agreement as Exhibit I.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

Agreed as of the date first above written:

COLUMBIA GAS TRANSMISSION CORPORATION By: /s/ Glen L. Kettering	PIEDMONT NATURAL GAS COMPANY, INC. By: /s/Kevin M. O’Hara

Name: Glen L. Kettering	Name: Kevin M. O’Hara

Title: President	Title: Vice President

Schedule A

List of Members, Membership Interests and Sponsors

Member	Membership Interest	Sponsor

Columbia Hardy	50%	Columbia Gas Transmission Corporation

Piedmont Hardy Storage Company, Inc. – LLC	50%	Piedmont Natural Gas Company, Inc.